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                                                                       EXHIBIT 8


                       [LETTERHEAD OF WINSTON & STRAWN]



                                 October 17, 1995


Heller Financial, Inc.
500 West Monroe Street
Chicago, Illinois 60661

Gentlemen:

          We have acted as special tax counsel for Heller Financial, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Prospectus Supplement dated October 17, 1995 (the "Prospectus Supplement") to the Company's Form S-3 Registration Statement (No. 33-62479) that became effective October 6, 1995. The Prospectus Supplement relates to the Company's Medium-Term Notes, Series G (the "Notes") due from nine months to thirty years from the date of issue. You have requested our opinion as to the accuracy of the description in the Prospectus Supplement of certain federal tax consequences relating to ownership of the Notes and that we also confirm our opinion within the Prospectus Supplement regarding certain federal tax consequences to alien holders of the Notes.

          We have examined the Prospectus Supplement and such other documents as we have deemed necessary to render our opinions expressed below and within the Prospectus Supplement.

          We hereby confirm our opinion with respect to the federal tax consequences to alien holders of the Notes as set forth under the caption "Material United States Tax Considerations" contained within the Prospectus Supplement. Moreover it is our opinion that the discussion of "Material United States Tax Considerations" within the Prospectus Supplement is an accurate description of the material federal tax aspects of owning (including the purchase and sale of) the Notes.

          We hereby consent to the filing of this opinion as an exhibit to the Company's current report on Form 8K, dated October 17, 1995, and to the references to this opinion within the Prospectus Supplement. In giving this consent, we do not concede that we are experts wtihin the meaning of the Act or the rules and regulations therwith, or that this consent is required by Section 7 of the Act.

                                    Very truly yours,

                                    /s/ Winston & Strawn